NEWS FOR IMMEDIATE RELEASE
July 22, 2009
CONTACT: Chadwick J. Byrd
(509) 568 - 7800

Ambassadors Group, Inc. Reports a 14% Increase in Fully Diluted EPS for the Second Quarter of 2009

Spokane, WA. – July 22, 2009

Ambassadors Group, Inc. (NASDAQ:EPAX), a leading provider of educational travel experiences and online education research materials, announced $0.99 fully diluted per share earnings for the quarter ended June 30, 2009, a 14 percent improvement over $0.87 fully diluted per share earnings for the same period one year ago. Net income for the second quarter of 2009 was $19.2 million, compared to $17.2 million for the second quarter of 2008. Comparing the six months ended June 30, 2009 and 2008, fully diluted per share earnings increased 22 percent to $0.72 in 2009 from $0.59 in 2008, and net income increased to $13.9 million in 2009 from $11.7 million in 2008.

“During these challenging economic times, we are pleased to be showing increased earnings for both the second quarter and first half of 2009,” stated Jeff Thomas, president and chief executive officer of Ambassadors Group, Inc.  “We have focused our efforts in several key areas throughout 2009, including: emphasizing the importance of global experience and education, managing customer retention, and seeking opportunities for cost savings, both within our cost of goods sold as well as in our operating expenses. At the same time, we strive to offer the highest quality programs for our delegates and to ensure their safety while they travel around the world.”

Quarter Ended June 30, 2009

During the second quarter of 2009, we traveled 15,995 delegates, an 11 percent decrease from 17,885 delegates traveled during the same quarter one year ago. Gross receipts were $99.3 million in the second quarter of 2009 compared to $104.0 million in the second quarter of 2008. Gross margin increased 10 percent, to $40.3 million in the second quarter of 2009 from $36.7 million in the same period of 2008. Gross margin as a percentage of gross receipts was 41 percent and 35 percent for the quarter ended June 30, 2009 and 2008, respectively. The decrease in gross receipts is primarily due to traveling fewer delegates. At the same time, we had higher program prices and tuitions, which had been driven by inflated prices in the travel industry in 2008, the result of high fuel prices and increased demand. The global economic slowdown has reduced travel demand and supplier prices, which enabled us to purchase our travel components better than expected and increase our gross margins. In addition, including a full quarter of BookRags’ results plus its year-over-year growth, increased second quarter gross receipts and gross margin in 2009 to $0.8 million and $0.7 million, respectively. In 2008, these same numbers in the second quarter were $0.3 million in gross receipts and $0.3 million in gross margin.

Operating expenses were $12.6 million in the second quarter of 2009 compared to $12.0 million in the second quarter of 2008, an increase of 4 percent. Selling and marketing expenses increased $0.4 million primarily due to the earlier start-up of marketing activities for future year travel programs offset by the continued decline in personnel costs from the reduction of employees in January of 2009. General and administrative expenses increased $0.1 million primarily due to increased legal and professional costs, offset by the continued savings in personnel costs. Operating income was $27.7 million for the second quarter of 2009, compared to $24.7 million for the second quarter of 2008, a 12 percent improvement.

Other income for the second quarter of 2009 was $0.6 million in comparison to $0.9 million in the second quarter of 2008. The $0.3 million decrease is due to lower interest rates.

Six months ended June 30, 2009

During the six months ended June 30, 2009, we traveled 19,487 delegates, an 8 percent decrease from 21,250 delegates traveled during the same period one year ago. Comparing the six months ended June 30, 2009 and 2008, gross receipts decreased 3 percent to $109.7 million from $112.9 million, and gross margin increased 13 percent to $45.6 million from $40.2 million, respectively. Gross margin as a percent of gross receipts was 42 percent and 36 percent for the six months ended June 30, 2009 and 2008, respectively.  The decrease in gross receipts and increase in gross margin resulted primarily from traveling fewer delegates at lower costs during the first six months of 2009 compared to the same period in 2008.  In addition, BookRags’ year-over-year growth as well as including their results for the full six months of 2009 led to gross receipts and gross margin of $1.7 million and $1.5 million, respectively.  For the comparable period in 2008, BookRags reported $0.3 million in gross receipts and gross margin.

Operating expenses for the six months ended June 30, 2009 and 2008 were $24.8 million and $24.4 million, respectively. The $0.4 million increase is primarily due to increased legal and professional costs, offset by reductions in personnel costs. Operating income was $20.8 million and $15.8 million for the six months ended June 30, 2009 and 2008, respectively.

Other income was $0.1 million for the six months ended June 30, 2009, compared to $1.8 million for the six months ended June 30, 2008. The decrease in other income is due to $1.0 million foreign currency loss recorded on closing out our over-hedged foreign currency contracts for 2009 coupled with $0.7 million less in interest and dividend income that was caused by lower interest rates.

Cash Flow and Balance Sheet

Total assets at June 30, 2009 were $191.7 million, of which 57 percent, or $109.5 million, were cash and short-term investments. Our deployable cash increased $11.5 million or 36 percent to $43.4 million at the end of the second quarter of 2009. Participant deposits were $83.5 million at the end of the second quarter of 2009, a 17 percent decrease from one year ago. Our free cash flow for the first six months of 2009 increased 12% to $1.91 per share from $1.71 per share in the six months ended June 30, 2008, primarily due to increased earnings year over year. See definition of deployable cash and free cash flow following the cash flow statement.

Cash provided by operations was $39.8 million and $38.6 million during the six months ended June 30, 2009 and 2008, respectively. The increase in 2009 resulted from a decline in prepaid program expenses offset by a decrease in cash provided by participant deposits, both of which are driven by lower enrolled participants for our 2009 programs while prepaid program expenses also reflect decreased travel costs. Cash used in investing activities was $22.2 million and $26.6 million during the six months ended June 30, 2009 and 2008, respectively. The fluctuation is due to a decline in cash paid for BookRags from 2008 offset by an increase in cash used to purchase available-for-sale securities.

Cash used in financing activities was $2.4 million and $10.8 million during the six months ended June 30, 2009 and 2008, respectively. Financing activities during the first six months of 2009 consisted of $0.4 million of common stock repurchases and $2.3 million of cash dividends distributed to our shareholders, compared to $6.5 million and $4.4 million, respectively, during the first six months of 2008.

Outlook

As of July 20, 2009, the Company’s enrolled revenue for 2009 travel programs in comparison to the same date one year ago had decreased 15 percent. Enrolled revenue is $195.7 million, driven by our 34,657 net enrolled participants, including those that have already traveled, for 2009 travel programs compared to $230.8 million in enrolled revenue due to our 42,667 net enrolled participants, including those that already traveled, for 2008 on this same day one year ago. The decrease in enrolled revenue year over year is primarily due to the 19 percent decrease of net enrolled participants. Enrolled revenue consists of estimated gross receipts to be recognized, in the future, upon travel of an enrolled participant. Net enrollments consist of all participants who have enrolled in the Company’s programs less those that have already withdrawn. Enrolled revenue may not result in actual gross receipts eventually recognized by the Company due to both withdrawals from the Company’s programs and expected future enrollments.

The following summarizes our unaudited statements of operations for the quarters ended and six months ended June 30, 2009 and 2008 (in thousands, except per share amounts).

	UNAUDITED
	Six months ended June 30,		Quarter ended June 30,
	2009	2008	2009	2008
Gross receipts	$109,691	$112,917	$99,286	$104,027
Gross margin	$45,573	$40,187	$40,292	$36,717
Operating expenses:
Selling and marketing	18,130	18,269	9,258	8,875
General and administration	6,672	6,156	3,303	3,168
Total operating expenses	24,802	24,425	12,561	12,043

Operating income	20,771	15,762	27,731	24,674

Other income (expense)
Interest and dividend income	1,088	1,808	574	905
Foreign currency and other expense	(961)	—	—	—
Total other income	127	1,808	574	905
Income before income tax	20,898	17,570	28,305	25,579
Income tax provision	6,973	5,860	9,126	8,395
Net income	$13,925	$11,710	$19,179	$17,184

Net income per share — basic (1)	$0.73	$0.60	$1.01	$0.89
Weighted average shares outstanding – basic	19,056	19,367	19,040	19,321
Net income per share — diluted (1)	$0.72	$0.59	$0.99	$0.87
Weighted average shares outstanding – diluted	19,352	19,898	19,401	19,859

Gross receipts reflect total payments received by us for directly delivered and non-directly delivered programs, internet content sales, and advertising revenues. Gross receipts, less program pass-through expenses for non-directly delivered programs, cost of sales for directly delivered programs, and content constitute our gross margins. For non-directly delivered programs, we do not actively deliver the operations of each program. For directly delivered programs however, we organize and operate all activities, including speakers, facilitators, events, accommodations and transportation.

(1)	The Company adopted FSP EITF 03-6-1 on January 1, 2009 and has adjusted earnings per share (“EPS”) accordingly. Previously reported EPS has also been adjusted retroactively.

The following summarizes our unaudited balance sheets as of June 30, 2009, June 30, 2008, and December 31, 2008 (in thousands):

	UNAUDITED
	June 30,		December 31,
	2009	2008	2008
Assets
Cash and cash equivalents	$22,176	$18,489	$6,989
Available-for-sale securities	87,309	81,325	67,436
Foreign currency exchange contracts	—	3,292	—
Prepaid program cost and expenses	39,843	54,829	4,160
Accounts receivable	1,610	646	1,966
Deferred tax asset	431	—	2,780
Total current assets	151,369	158,581	83,331
Property and equipment, net	29,007	27,320	29,148
Available-for-sale securities	1,362	2,100	2,100
Deferred tax asset	320	1,490	241
Intangibles	2,570	2,365	2,404
Goodwill and other long-term assets	7,029	6,441	7,053
Total assets	$191,657	$198,297	$124,277

Liabilities and Stockholders’ Equity
Accounts payable and accruals	$22,239	$21,995	$4,342
Foreign currency exchange contracts	1,505	—	6,641
Participants’ deposits	83,531	100,610	44,166
Deferred tax liability	—	1,174	—
Other liabilities	128	191	131
Total current liabilities	107,403	123,970	55,280
Foreign currency exchange contracts	—	—	1,764
Total liabilities	107,403	123,970	57,044
Stockholders’ equity	84,254	74,327	67,233
Total liabilities and stockholders’ equity	$191,657	$198,297	$124,277

The following summarizes our unaudited statements of cash flows for the six months ended June 30, 2009 and 2008 (in thousands):
	UNAUDITED
	Six months ended June 30,
	2009	2008
Cash flows from operating activities:
Net income	$13,925	$11,710
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,108	1,609
Deferred income tax benefit	(162)	(56)
Stock-based compensation	941	1,055
Excess tax benefit from stock-based compensation	(19)	(30)
Gain on sale of assets	(1)	(31)
Loss on foreign currency contracts	676	—
Change in assets and liabilities:
Accounts receivable and other current assets	356	299
Prepaid program costs and expenses	(35,683)	(51,202)
Accounts payable, accrued expenses, and other current liabilities	18,271	17,408
Participants’ deposits	39,365	57,887
Net cash provided by operating activities	39,777	38,649
Cash flows from investing activities:
Net change in available-for-sale securities	(19,377)	(15,682)
Net purchase of property and equipment and other	(2,521)	(2,133)
Net purchase of intangibles	(311)	(43)
Net additions to goodwill	(13)	—
Net cash paid for acquisition	—	(8,736)
Net cash used in investing activities	(22,222)	(26,594)
Cash flows from financing activities:
Dividend payment to shareholders	(2,288)	(4,422)
Repurchase of common stock	(409)	(6,463)
Proceeds from exercise of stock options	321	107
Excess tax benefit from stock-based compensation	19	30
Capital lease payments and other	(11)	(99)
Net cash used in financing activities	(2,368)	(10,847)
Net increase in cash and cash equivalents	15,187	1,208
Cash and cash equivalents, beginning of period	6,989	17,281
Cash and cash equivalents, end of period	$22,176	$18,489

Our operations are organized into two reporting segments, (1) Travel Programs and Other, which provides educational travel services to students, professionals and athletes through multiple itineraries within five travel program types and (2) BookRags, which provides online research capabilities through book summaries, critical essays, online study guides, biographies, and references to encyclopedia articles.

The following presents the segment operating performance during the quarters ended June 30, 2009 and 2008, incorporating BookRags, Inc. into the consolidated financial statements effective May 15, 2008 (in thousands):

	Quarter ended June 30, 2009			Quarter ended June 30, 2008
	Travel Programs and Other	BookRags (1)	Consolidated	Travel Programs and Other	BookRags (1)	Consolidated
Gross margin	$39,568	$724	$40,292	$36,434	$283	$36,717
Operating income	27,240	491	27,731	24,480	194	24,674

The following presents the segment operating performance during the six months ended June 30, 2009 and 2008 and total assets as of June 30, 2009 and 2008, incorporating BookRags, Inc. into the consolidated financial statements effective May 15, 2008 (in thousands):

	Six months ended June 30, 2009			Six months ended June 30, 2008
	Travel Programs and Other	BookRags (1)	Consolidated	Travel Programs and Other	BookRags (1)	Consolidated
Gross margin	$44,074	$1,499	$45,573	$39,904	$283	$40,187
Operating income	19,775	996	20,771	15,568	194	15,762
Total assets	180,515	11,142	191,657	189,274	9,023	198,297

(1) BookRags, Inc. was acquired on May 15, 2008, therefore the quarter and six months ended June 30, 2008 do not represent full periods as they do in 2009.

Deployable cash is a non-GAAP liquidity measure. Deployable cash is calculated as the sum of cash and cash equivalents, current available-for-sale securities, and prepaid program costs and expenses, less the sum of accounts payable, accrued expenses and other short-term liabilities (excluding deferred taxes), and participant deposits. Free cash flow per share is calculated as net cash provided by operating activities less purchases of property, equipment, and intangibles divided by weighted average diluted shares outstanding. We believe these non-GAAP measures are useful to investors in understanding the cash available to deploy for future business opportunities.

The following summarizes our unaudited deployable cash as of June 30, 2009, June 30, 2008, and December 31, 2008 (in thousands):

	UNAUDITED
	June 30,		December 31,
	2009	2008	2008
Cash, cash equivalents and short-term available-for-sale securities	$109,485	$99,814	$74,425
Prepaid program cost and expenses	39,843	54,829	4,160
Less: Participants’ deposits	(83,531)	(100,610)	(44,166)
Less: Accounts payable / accruals / other liabilities	(22,367)	(22,186)	(4,473)
Deployable cash	$43,430	$31,847	$29,946

The following summarizes our unaudited free cash flow as of June 30, 2009 and 2008 (in thousands):

	UNAUDITED
	June 30,
	2009	2008
Cash flow from operations as reported	$39,777	$38,649
Purchase of property, equipment and intangibles	(2,851)	(4,581)
Free cash flow	$36,926	$34,068
Weighted average shares outstanding	19,352	19,898
Free cash flow per share	$1.91	$1.71

Quarterly conference call and webcast

We will host a conference call to discuss second quarter 2009 results of operations on Thursday, July 23, 2009 at 8:30 A.M. Pacific Time. You may join the call by dialing 800.299.0433 then using the pass code: Ambassadors Group. Or, you may also join the call via the Internet at www.ambassadorsgroup.com/EPAX. For post-view access, you may dial 888.286.8010 with the pass code 68273347 and follow the prompts, or visit www.ambassadorsgroup.com/EPAX. Post-view dial-in access and post-view Webcast access will be available beginning July 23, 2009 at 11:30 a.m. until September 23, 2009.

Business overview

Ambassadors Group, Inc. (NASDAQ: EPAX) is a socially conscious, education company located in Spokane, Washington. Ambassadors Group, Inc. is the parent company of Ambassador Programs, Inc., World Adventures Unlimited, Inc. and BookRags, Inc., an educational research website. The company also oversees the Washington School of World Studies, an accredited travel study and distance learning school. Additional information about Ambassadors Group, Inc. and its subsidiaries is available at http://ambassadorsgroup.com. In this press release, “Company”, “we”, “us”, and “our” refer to Ambassadors Group, Inc. and its subsidiaries.

Forward-Looking Statements

This press release contains forward-looking statements regarding our actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to the conflict in the Middle East and international unrest, outbreak of disease, conditions in the travel industry, direct marketing environment, changes in economic conditions and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in our expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be met. For a more complete discussion of these and other factors, please refer to the Ambassadors Group, Inc. 10-K filed March 12, 2009 and proxy statement filed April 6, 2009.